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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Grubb & Ellis Company 2000 Stock Option Plan, effective November 16, 2000, the Stock Purchase Agreement between the Company and Barry M. Barovick, dated as of May 15, 2001 and the Employment Agreement between the Company and Barry M. Barovick dated as of May 15, 2001 of our report dated August 24, 2000, with respect to the consolidated financial statements of Grubb & Ellis Company, included in its Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP

Chicago, Illinois
June 13, 2001